CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT

     The undersigned, Thomas P. Monahan, CPA, hereby consents to the use of his Accountant's report dated June 1, 1999 and the audited financial statement submitted herewith in Amendment Number 3 to the registration statement upon Form SB-2 of PPA Technologies, Inc, and the references made thereto in said registration statement.

Date:    June 11, 1998

  /s/ Thomas P. Monahan
Thomas P. Monahan, CPA.